        EXHIBIT 14.1

Broadridge Financial Solutions, Inc.
Code of Business Conduct and Ethics
Updated as of August 4, 2020

Who is this code for?
•This Code of Business Conduct and Ethics (the “Code”) outlines how we conduct ourselves: the policies, expectations and high standards everyone must follow at all times. Our Code is global and applies to everyone at Broadridge (from Directors to new hires); associates in every role, at every level and in all locations must adhere to it.
•As an associate, you have a responsibility to accomplish your job with the highest level of integrity. Your work must always be carried out in compliance with law and this Code. You are also obligated to speak up when you have a question or concern, and if you become aware of a potential violation of the Code, you must report it. There are no exceptions to these expectations.
•The performance of our services consistent with our values enables many of the world’s leading global institutions to rely on us. Their confidence depends on our uncompromising honesty and integrity.

Our Values
Honesty & Integrity
◦Honesty and integrity are essential to every aspect of our business: every activity, every interaction and every communication. Our reputation and success are built on uncompromising honesty and integrity that must never be jeopardized. It is our personal responsibility to maintain the trust and loyalty of others by what we say and do as individuals.
◦The importance of honesty and integrity applies to Broadridge officers, directors, associates, business partners, independent contractors, consultants and others who conduct business on our behalf.

Reliability
◦We keep our promises, we meet our obligations and we do the right thing in every situation.
◦Acting with integrity is a shared commitment. We must all be alert for situations that violate our Code, our policies, our procedures or the law. We are not only personally accountable for complying with our Code, but we also have a responsibility to discuss ethical concerns, ask questions and report misconduct. Ignoring unethical behavior and Code violations can result in serious consequences.
◦Your conduct reinforces an ethical atmosphere and positively influences the conduct of fellow associates. If you are powerless to stop suspected misconduct or discover it after it has occurred, you must still report it to the appropriate level of management at your location.

Trust
◦By speaking up, you assure that we protect our reputation as well as the interests of our clients. Every concern you raise will receive our prompt and conscientious attention, ensuring that we are lawful, ethical and honest in everything we do.
◦Trust is built on each of us feeling valued and heard. Consequently, we always cooperate with inquiries or investigations that result from a concern raised or a report made, knowing that calls, detailed notes and/or emails will be dealt with on a “need to know” basis.

Respect
◦The way we engage with each other sets the tone for all our business relationships. It is crucial that we treat each other with dignity and respect. By being courteous and fair in our interactions, and taking pride in creating a positive environment, we ensure that our congenial spirit of cooperation continues to thrive.

Managers: Leaders in Broadridge Values
◦Managers are critical in promoting and implementing this Code. They must model ethical behavior and promote a workplace where associates feel comfortable coming forward with concerns and questions. If you are a Broadridge manager, look to our values which are the pillars of our business ethics as your guide. Managers lead by example and reinforce ethical behavior. Managers communicate expectations clearly and foster a positive work environment, free from harassment, retaliation and unfair treatment. They encourage transparency, respect and confidentiality, and avoid conflicts of interest.

Workplace Environment
Diversity & Inclusion
◦We believe that diversity and inclusion in our workforce are central to business excellence. As associates, we are part of a global network of talented, client-centric, forward-thinking people. We know that every associate matters and that we all benefit from diversity and inclusion. We are sensitive to cultural differences and respect individual attributes, customs and viewpoints, knowing they contribute to our performance and enhance our productivity. Our goal is to create an inclusive work environment that brings out the best in all of us. Please see the Broadridge Inclusiveness Pledge.

Non-discrimination
◦Unlawful discrimination is never acceptable, and decisions cannot be based on prejudices of any kind. We follow employment laws that prohibit discrimination based on age, race, gender, religion, national origin, non-job related physical or mental disability, sexual orientation, marital status, gender identity or expression, genetic predisposition or carrier status and other protected characteristics. Making employment-related decisions based on any of these traits is not allowed; such decisions must be based on an individual’s skills, knowledge, performance, talent and capabilities.

Harassment
◦We do not tolerate conduct that contributes to a hostile work environment. Any conduct toward associates, clients, contractors, business partners or others that is unwelcome, offensive or intimidating is prohibited, including:
◦Conversations or images of a sexual, crude or obscene nature
◦Jokes or teasing comments concerning sex, sexual orientation, gender, age, race, disability or other protected traits
◦Demeaning remarks
◦Touching others inappropriately
◦Indecent gestures
More information on this topic, including company policies, is available for associates on My Broadridge, the local employee handbook or from their HR business partner.

Safe Workplace
◦We are committed to a non-violent working environment that is free of threats and physical harm. We never intentionally harm another person or damage property. Acts or threats of violence directed toward another person or Broadridge property must always be reported. We never bring weapons or other dangerous devices on Broadridge property, including our parking lots and company-owned vehicles, or on our clients’ property. We follow workplace safety rules and obey posted warning signs and restrictions. We also practice good physical security habits, never allowing unauthorized individuals into secure areas.

Abusive Conduct and Bullying
◦A workplace free of abusive behavior and bullying keeps us safe and able to concentrate fully on our jobs. We are polite, respectful and resolve disagreements calmly. We never bully, threaten, intimidate or harm another person through writing, speaking or non-verbal behavior, such as gestures, expressions or physical conduct.

Alcohol and Drug Abuse
◦Substance abuse negatively affects job performance, creates safety hazards and puts everyone at risk. We can never be under the influence of alcohol, illegal drugs or any other controlled substance while on the job and their use or possession is prohibited at work. Medications are permitted when used as a doctor prescribes, or in accordance with directions for over-the-counter medications, and if they do not impact safety or job performance. Smoking – including cigarettes, e-cigarettes, cigars or pipes – is only allowed in designated areas. Our substance-free workplace policy applies to our associates, vendors, clients and visitors.

Social Media
◦As individuals, we are responsible in our use of social media. Harassing a coworker, commenting about clients or sharing confidential business information are only a few examples of unacceptable activities that can have a negative or damaging impact on you, Broadridge and our stakeholders. Our policies apply to our use of social media in the same way they would apply to other communications.
◦Broadridge supports an associate’s right to speak out publicly about matters of public concern or to participate in concerted activities related to the terms and conditions of employment. Nothing in this section of our Code or in any of our policies is intended to limit or interfere with that right.
◦We do not hold ourselves out as representing Broadridge unless authorized. Only certain individuals are authorized to speak on behalf of Broadridge.
For more on social media, please see our Public Communications and Social Media Policy.

Respect for Associate Privacy
◦We protect our associates’ personal information from unauthorized use and disclosure, limiting access to those who need it for the legitimate conduct of company business. Personal information must be kept safe from improper or illegal use or transfer. We take appropriate measures to protect personal information consistent with applicable privacy laws.

Broadridge and Third-Party Property
We protect all property owned by Broadridge from loss, damage, waste and misuse. This includes financial assets such as cash and bank accounts; physical assets including our facilities, equipment and vehicles; technology such as computers, software and information systems; and intellectual property such as company strategies and financial projections.

Physical Company Assets
◦We take care of Broadridge’s assets, including equipment, office space and electronics, always securing them against loss, theft or damage. We recognize that all communications sent or received on our equipment (such as e-mail, instant messaging, text messaging, voicemail, conference equipment, company cell phones and handheld devices) are company assets, and Broadridge has the right to monitor them, unless prohibited by local laws.

Software
◦We only distribute and disclose Broadridge and third-party software to associates authorized to use it, and to clients in accordance with terms of a Broadridge agreement. We do not copy software without authorization and only use it to perform assigned responsibilities. All third-party software must be properly licensed, and we abide by the various restrictions on the disclosure, use and copying of software.

Intellectual Property
◦Our products, ideas and logos are all examples of intellectual property that must be protected. We never disclose confidential information about our company or a client unless specifically authorized by management. We all have responsibility to protect proprietary information, even when we no longer work at Broadridge.
◦If you are involved in the design, development, testing, modification or maintenance of Broadridge software, you must not tarnish or undermine the legitimacy and “cleanliness” of Broadridge products by copying or using unauthorized third-party software or confidential information. We do not possess, use or discuss proprietary computer code, output, documentation or trade secrets of a non-Broadridge party, unless authorized. Intentional duplication or copying of the “look and feel” of others’ software is not permitted.
For more on intellectual property, please see our Intellectual Property Policy.

Conflicts of Interest
We are impartial and objective when making business decisions, never allowing a conflict of interest – or even the appearance of a conflict – that could affect our judgment. We avoid personal relationships, investments and associations that could interfere with Broadridge's business interests and never exploit our position at Broadridge for personal gain.

Conflicts of interest can exist when we:
•Engage in Broadridge business transactions with relatives or friends
•Use Broadridge property, non-public Broadridge, client or vendor information, or Broadridge position for personal gain or for the benefit of our relatives or friends
•Have more than a modest financial interest in Broadridge's vendors, clients or competitors
•Receive a loan, or guarantee of obligations, from Broadridge or a third party as a result of our position at Broadridge
•Compete, or prepare to compete, with Broadridge while still employed here
These are only a few of the situations describing a conflict of interest. Whenever you have concerns about a situation, or even the way the situation appears, report it immediately.

Family Relationships
We recognize that supervising or working closely with a family member can interfere with the ability to make objective decisions. If a relative or close friend has a business relationship with Broadridge, we disclose the relationship to our supervisor.

Board Service
Engaging in volunteer activities and the outside business community helps us contribute to personal causes. However, we know that taking on an advisory role – such as a board member, consultant, officer or partner – for a Broadridge business partner, competitor or professional organization requires authorization in order to avoid a potential conflict of interest.

Gifts and Entertainment
•Exchanging gifts can strengthen business relationships, but it can also create conflicts of interest. Other than modest gifts exchanged in the normal course of business – including travel or entertainment – we do not give gifts to, or receive gifts from, Broadridge's clients and vendors. This restriction applies to our family members as well. If a gift is substantial, prior approval from senior management or the Director of Compliance is required before giving or receiving the gift.
•Refusing a gift or invitation is not always easy, especially if it might damage a business relationship. By asking your supervisor before accepting, you can respond appropriately.
•Any associate who pays or receives bribes or kickbacks will be immediately terminated and reported, as warranted, to the appropriate authorities. This includes the offer or acceptance of anything of value intended to improperly obtain favorable treatment.
More information on this topic, including company policies, is available for associates on My Broadridge, the local employee handbook or from their HR business partner.

Dealing with Government Officials
•Government employee interactions are different than other business relationships. Many governmental bodies strictly prohibit the receipt of any gratuities by their employees, including meals and entertainment. We are aware of and strictly follow these prohibitions.

Investments
•Investing or having more than a modest financial interest in one of Broadridge’s clients, vendors or competitors could result in a conflict of interest. We avoid these investments and all other financial involvement as do our family members.

Political Activity
•As members of our communities, we voluntarily engage in the political process on our own time with our own personal resources. This includes money as well as equipment such as computers, phones and printers. No company funds may be given directly to political candidates without the prior approval of the CEO, or in his absence, the General Counsel.
•When we make politically-related comments, we state them as our own views and not those of Broadridge. We are respectful of our colleagues, never pressuring them to get involved in the causes we support.

Fair Business Practices
Bribery and Corruption
•We conduct business ethically with zero tolerance for corruption or bribery. We succeed because we work hard and are committed to our clients. We never accept, request or offer anything of value (tangible or intangible), such as cash, gifts, discounts, contributions or promise of a job offer to obtain or retain business, influence a decision or gain an advantage.
•Bribery and corruption have serious consequences for us and our company. We comply with anti-bribery and anti-corruption laws wherever we do business. Because we can be held responsible if a third party offers a bribe on our behalf, we are careful when selecting business partners and hold them to these standards as well.
For more on this topic, please see our Anti-Bribery Policy.

Fair Dealings and Prevention of Fraud
•We are always fair in our dealings with fellow associates, vendors and clients. We never take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice. The act of deception intended to result in financial or personal gain or a benefit for the company is fraud and must be prevented or stopped.

Antitrust Laws
•We compete fairly and support open and honest competition. We comply with all applicable fair competition and antitrust laws, knowing these laws help businesses compete fairly and honestly and prohibit conduct that reduces or restrains competition.
•We never use information that was improperly obtained, such as confidential information from clients or other third parties. We do not share our pricing information with competitors or agree with competitors to set pricing or allocate territories or market share.
•We communicate carefully, as casual conversations, emails or social media exchanges can be misinterpreted and viewed as anti-competitive. When we are uncertain whether a contemplated action raises unfair competition or antitrust issues, we contact the Legal Department for assistance.

Anti-Money Laundering
•We watch for the crime of money laundering, vigilantly monitoring financial transactions and taking care to know our customers. To prevent illegally generated funds from moving through Broadridge, we look for suspicious transactions, use good judgment when dealing with third parties and only do business with reputable individuals and legitimate companies.
•Money laundering occurs when funds generated from criminal activity, such as drug trafficking, fraud and terrorism, are processed – and consequently their source is hidden – by a legitimate business. We have a duty to prevent these funds from moving through Broadridge. We should be suspicious when transactions involve:
◦Invoices paid with cash or money orders
◦Payments in a different currency than invoiced
◦Payments from an uninvolved third party
◦Over-payments
◦Suspicious fund transfers
•If you have concerns about a transaction or a potential transaction, contact the Legal Department immediately.

Competitive Information
•We do not accept, use or disclose confidential information about our competitors. When obtaining competitive information, we never violate our competitors' rights. We take particular care when dealing with competitors' clients, ex-clients and ex-employees. We never ask for confidential or proprietary information, and never ask anyone to violate a non-compete or non-disclosure agreement.
•Aggressive selling should not include misstatements, innuendo or rumors about our competition or their products and financial condition. We also do not make unsupportable promises concerning our products. If you are uncertain about a communication, please contact the Legal Department for assistance.

Insider Trading
•We take U.S. securities law very seriously: trading based on confidential or “inside” information is unethical and illegal. Through our work, we may learn material information about our company or a client that is not available to the public; however, using that information to trade securities is against the law.
•We never trade based on inside information about our company or about our clients, vendors, subcontractors, business partners or competitors. It is illegal to buy or sell securities using material information not available to the public.
•“Tipping” others to trade or not trade is also illegal and could lead to serious criminal or civil penalties. If we improperly give undisclosed "inside" information to others, we are as liable as those who trade securities using the information. Always exercise caution when dealing with inside information and avoid even the appearance of improper transactions.
•We never buy or sell stock based on nonpublic information, such as:
•Financial results
•Known but unannounced future earnings, profits or losses
•Write-downs of assets or increases in reserves
•News of a pending or proposed merger, acquisition or disposition
•Impending bankruptcy or financial liquidity problems
•Gain or loss of a significant client
•Stock splits or changes in dividend policy
•Equity or debt offerings
•Exposure due to actual or threatened litigation
•Changes in debt ratings
•Cybersecurity risks or incidents, including breaches
•Changes in senior management

•After this information becomes public through a press release, government filing or an official communication, you may use it; provided that certain “Covered Persons” as defined in our Pre-Clearance and Insider Trading Policy may be required to seek pre-clearance to trade in securities. If you are ever uncertain, contact the Legal Department for assistance.
For more on this topic, please see our Pre-Clearance and Insider Trading Policy.

Speaking on Behalf of Broadridge
We protect Broadridge’s reputation and ensure consistent and accurate information by only authorizing certain associates to speak on our behalf. While we may have good intentions or think we are speaking off the record, comments can be easily misunderstood, and we may:
•Misinform customers, investors or the public
•Disclose confidential information or intellectual property

•Damage our credibility

This also applies when we are asked to publish articles, white papers or speak publicly as a representative of Broadridge.

As a publicly traded company, we follow regulatory and legal obligations that govern when and how we share news and events about our company with stakeholders. We never provide information unless we are authorized to speak on behalf of the company. When we are authorized to speak on behalf of Broadridge, the information we provide is accurate and complete.

Media and other requests should be referred to the appropriate person at Broadridge as provided in the Public Communications and Social Media Policy.
Only the Authorized Officers identified in Broadridge’s Regulation Fair Disclosure Policy or their designees may make any public statements on behalf of Broadridge to investors, securities analysts, ratings agencies, regulatory bodies or other securities market professionals. For more information, please see our Regulation Fair Disclosure Policy.

Financial Integrity
We present an accurate and transparent view of our company’s finances. Complete and timely records demonstrate our integrity, and our integrity is critical to maintaining the trust of our clients, vendors and other stakeholders. Therefore, we are careful and honest when recording or handling our business and financial records.

Maintaining accurate financial records is also essential to meeting our obligations as a company. We are committed to recording our financial transactions honestly and according to generally accepted accounting principles. We are also committed to managing our business records appropriately to meet our legal, tax and regulatory requirements.

We all have a responsibility to maintain accurate records and retain important documents according to our policies. We never falsify or alter any record, no matter how small. Fraud will not be tolerated. Remember that records include:
•Timesheets
•Expense forms
•Invoices or purchase orders
•Performance evaluations
•Statements of earnings or losses
•Payroll or tax records
•Benefit claims

Confidential Information
◦We not only guard private information about our fellow associates, but we also protect the proprietary information that drives our business – information that we know about because we work for Broadridge. We do not use or reveal Broadridge, client or vendor confidential or proprietary information to others.
◦We also take appropriate security steps to prevent unauthorized access to such information. Proprietary and/or confidential information includes:
◦Business methods
◦Pricing and marketing data

◦Strategy
◦Computer code
◦Computer screens
◦Paper and online forms
◦Experimental research
◦Information about or received from our current, former and prospective clients, vendors and associates
◦Transactions not publicly disclosed
◦Client and vendor files
◦Customer lists

Before disclosing confidential information, we confirm there are legitimate business reasons for doing so, and if sharing with anyone outside of Broadridge, we obtain an approved confidentiality agreement or nondisclosure agreement in advance. We also comply with obligations we have with others under their contracts or nondisclosure agreements.

Data Security
◦We are proud of our reputation for information protection and security – data security is fundamental to our success. We never use or reveal Broadridge, client or vendor confidential or proprietary information to anyone unless they are authorized and need the information to do their jobs. To prevent unauthorized access to sensitive information, we practice good physical, technical and administrative security, protecting documents, limiting access to facilities, systems and data centers and following proper disposal methods.
◦Only share confidential information with those who are authorized to know the information, need it to perform their jobs and are obligated to protect it.
◦Be vigilant in protecting information about Broadridge, clients, and vendors.
◦Immediately report any data security breaches.

More information on this topic, including company policies, is available for associates on My Broadridge under Information Security.

Records Management
◦Records management is essential to the successful operation of our company, as well as to our ability to meet our legal and regulatory obligations. We properly organize, manage and store our business records, including email, print, text, voice or hand-written documents, as outlined in our Records Management Policy.
◦We maintain Broadridge business records for the periods specified in the Broadridge Records Management Policy or the more specific policies of our business unit. We destroy records only at the expiration of the pertinent period. Documents involved in pending or threatened litigation, government inquiry, or under subpoena or other information request, may never be discarded or destroyed, regardless of the periods specified in the Record Retention Policy. We also never destroy, alter or conceal – with an improper purpose – any record, and we never impede an official proceeding, either personally or in conjunction with or by attempting to influence another person.

Compliance with Government Regulations

In every country where Broadridge operates, we conduct our affairs consistent with the applicable laws and regulations. We build and maintain honest and ethical government relationships.

Government Procurement
•We know and comply with the requirements that relate to the government procurement process and meet all terms and conditions of our government contracts. We understand that interactions with government employees and officials are controlled by very strict regulations – we never provide gifts, meals, entertainment or anything of value to government officials without consulting in advance with the Legal Department.

Audits
•We cooperate with government investigations and audits. We cooperate and respond in an honest and truthful manner and provide complete and accurate information. We never conceal, destroy or alter documents, make misleading statements or interfere with a government inspection or investigation.

Trade Restrictions
•Broadridge complies with all applicable trade restrictions, export controls, trade embargoes, economic sanctions and boycotts imposed by the U.S. government and any other government with authority over its business. This involves avoiding participation in certain business activities in specified countries, and with specified individuals and entities. Broadridge does not participate in any international boycott that is not sanctioned by the U.S. government.

Corporate Citizenship
Broadridge has a long history of supporting our communities and strives to be an engaged stakeholder where we work and live. To help improve our communities, the company seeks to make social investments with lasting impact for future generations.
Broadridge, its Foundation and associates all give our time, talent and resources to a number of causes. Broadridge associates globally are making a difference in the lives of others.

Sustainability and Environmental Stewardship
•We are committed to sustainable practices by recycling, conserving resources and producing less waste. Through the Broadridge Environmental Committee, comprised of representatives from multiple departments throughout the organization, we are focused on reducing Broadridge’s impact on our environment.
•We are also dedicated to further decreasing our carbon footprint through researching, piloting and implementing innovative, environmentally friendly solutions, including the use of paper products certified by the Forestry Stewardship Council (“FSC”).
•We respect the environment and are committed to making a positive impact. We follow all environmental laws, regulations and client requirements and immediately report potential environmental concerns.
•Broadridge also helps our clients reduce their carbon footprints through e-delivery and e-voting. We also partner with American Forests to protect and restore forests, helping to preserve the health of our planet for the benefit of its inhabitants.

Human Rights and Supply Chain
Broadridge recognizes the importance of maintaining and promoting fundamental human rights in our operations and supply chain. We expect our suppliers and business partners to adhere to these principles as well.

Broadridge requires that all of its associates, in all business activities, regardless of location, and all of its vendors:
•Promote a workplace free of discrimination and harassment
•Prohibit child labor, forced labor and human trafficking
•Provide fair and equitable wages, benefits and other conditions of employment
•Recognize associates’ right to freedom of association and collective bargaining

Waivers; Modifications; Compliance
In certain limited circumstances and upon written request to the Director of Compliance, we may find it appropriate to waive a provision of our Code. A waiver of our Code for an executive officer or director or a waiver of our Code of Ethics for Principal Executive Officer and Senior Financial Officers may be made only by the Board of Directors or a committee of the Board. Any waiver of our Code or the Code of Ethics for Principal Executive Officer and Senior Financial Officers will be publicly disclosed when required by applicable rule or law.

We reserve the right to make unilateral changes at any time to our Code or any company policy or procedure. Any material changes to this Code will be approved by the Board of Directors. Any amendment of our Code or the Code of Ethics for Principal Executive Officer and Senior Financial Officers will be publicly disclosed when required by applicable rule or law.

Corporate Audit will audit compliance with the Code annually.

Closing Thoughts
Protecting Broadridge’s reputation as an ethical company is up to each of us.

When in doubt about taking certain actions, ask yourself:
•Could my actions be considered unethical or violate the Broadridge Code, policies or the law?
•Could my actions have the appearance of impropriety?
•Could my actions be questioned by my supervisors, associates, clients, family or the general public?
•Am I trying to fool anyone, including myself, as to the propriety of my actions?

If you answer “yes,” to any question, stop and discus it with your local management before proceeding. If you are still uncomfortable, seek guidance from one of the Ethics Resources listed below.

Any associate who ignores or violates any of Broadridge's ethical standards, and any manager who penalizes a subordinate for trying to follow these ethical standards, will be subject to corrective action, up to and including dismissal. Please refer to Broadridge’s Corrective Action Policy. Certain activities prohibited under the Code are also violations of law, such as antitrust, anti-bribery and anti-money laundering laws, and can also subject you to personal liability and criminal prosecution.

Keep in mind, it is not the threat of discipline that should govern your actions. We hope you share our belief that a dedicated commitment to ethical behavior is the right thing to do, is good business, and is the surest way for Broadridge to become and remain a World Class Service company.

How do I raise a concern?
•Start with your manager. He or she is in the best position to understand and address your concern.
•If you are still concerned after speaking with your local management or feel uncomfortable speaking with them (for whatever reason), you have other resources available to help you, including the Broadridge Ethics Hotline.
•All reports raising a concern of a violation of this Code will be promptly investigated. The investigation will be managed as confidentially as is practical given the situation and the action taken in response will depend on the facts identified from the investigation. An associate who has violated the Code will be accountable for his or her behavior consistent with the Corrective Action Policy.

Non-retaliation Policy
Broadridge is committed to fostering a workplace conducive to open communication regarding the company's business practices. As such, the Broadridge is committed to protecting from discrimination or retaliation individuals who report activities believed to be illegal, dishonest, unethical, or otherwise improper (in some cases referred to as a “whistleblowers”). Any retaliation – including harassment, demotion, transfer or dismissal – against anyone who speaks up and makes an honest, good-faith report is never tolerated. Threats of retaliation, and even the suspicion of retaliation, must be reported.

Ethics Resources
If you ever have a question or wish to report a concern, you may contact:
Your manager, any member of management, or your HR business partner
Ethics and Compliance:
Mark DiGidio, Associate General Counsel &
Director of Compliance
mark.digidio@broadridge.com
201-714-3095
The Legal Department
2 Gateway Center
Newark, New Jersey 07102
(201) 714-8811
Adam Amsterdam, General Counsel
adam.amsterdam@broadridge.com
516-472-5458
The Broadridge Ethics Hotline
(201) 714-3500 or (800) 669-0661
Available 24/7
You may contact the Ethics Hotline anonymously, where permitted by local law. The hotline phone number is administered by a third party.
ethics@broadridge.com
The hotline e-mail is monitored by the Broadridge Director of Compliance.
The Audit Committee of our Board of Directors
72 Van Reipen Avenue, PMB #340
Jersey City, NJ 07306-2806
(201) 714-3399
Broadridge.AuditCommittee@broadridge.com